Exhibit 10.08

AMENDMENT NUMBER ONE TO

CREDIT CARD PROGRAM AGREEMENT

THIS AMENDMENT NUMBER ONE TO CREDIT CARD PROGRAM AGREEMENT (this “Amendment”) is made as of this 30th day of March 2005, by and between Hanover Direct, Inc. (“Hanover Direct”), on behalf of itself and its Merchant Affiliates, with its principal office at 1500 Harbor Blvd., Weehawken, New Jersey 07086, and WORLD FINANCIAL NETWORK NATIONAL BANK (“Bank”), with its principal office at 800 Tech Center Drive, Gahanna, Ohio 43230.

RECITALS

WHEREAS, Hanover and Bank executed the Co-Brand and Private Label Credit Card Program Agreement (the “Agreement”), dated as of February 22, 2005 (all defined terms not otherwise defined shall have the same meaning as in the Agreement; Section references are to the sections of the Agreement);

WHEREAS, the parties wish to amend the Agreement as provided for herein;

NOW, THEREFORE, in consideration of the foregoing promises, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Amendment to Section 3.9(c)

Section 3.9(c) is hereby deleted in its entirety and the following substituted therefor:

“(c) For or any chargeback reason as set forth in the Operating Procedures (as may be amended from time to time pursuant to Section 2.3), or the Card Association rules and regulations (as applicable) but only to the extent such chargeback is for Purchases.”

2.	Amendment of Section 9.2(a)(ix)

Section 9.2(a)(ix) is hereby deleted in its entirety and the following substituted therefor:

“(ix) breach or fail to perform or observe any material covenant or other material term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, (A) which breach or failure results in a default or event of default by Hanover Direct that continues for more than the applicable cure period, if any, or is not waived in writing by the parties thereto, (B) such default or event of default materially adversely affects the ability of Hanover Direct to perform under this Agreement or the Program, (C) in the case of any creditor loan agreement or debt instrument, the creditor under such loan agreement or debt instrument exercise its rights to accelerate the debt and to commence an action to collect the debt of Hanover Direct, and (D) in the case of any material agreement that is not a creditor loan agreements or debt instrument, the other party terminates such material agreement; or”

2.	Amendment of Section 9.2(e)

Section 9.2(e) is hereby deleted in its entirety and the following substituted therefor:

“(e) If there are any material changes in Hanover Direct's business practices with respect to the delivery channels of its Goods and/or Services that would have a material adverse effect on this Agreement or the Program; or”

3.	Amendment of Section 9.3(a)(ix)

Section 9.3(a)(ix) is hereby deleted in its entirety and the following substituted therefor:

“(ix) breach or fail to perform or observe any material covenant or other material term contained in any creditor loan agreement, debt instrument or any other material agreement to which it is bound, (A) which breach or failure results in a default or event of default by Bank that continues for more than the applicable cure period, if any, or is not waived in writing by the parties thereto, (B) such default or event of default materially adversely affects the ability of Hanover Direct to perform under this Agreement or the Program, (C) in the case of any creditor loan agreement or debt instrument, the creditor under such loan agreement or debt instrument exercise its rights to accelerate the debt and to commence an action to collect the debt of Bank, and (D) in the case of any material agreement that is not a creditor loan agreement or debt instrument, the other party terminates such material agreement; or”

4.	Amendment of Section 9.7.

Section 9.7 is hereby deleted in its entirety and the following substituted therefor:

“9.7	Purchase of Accounts.

(a) Upon the expiration or termination of this Agreement by either party for any reason other than a Hanover Direct Termination Event, Hanover Direct or its designated new credit provider shall purchase from Bank all unpaid and outstanding Private Label Accounts and the listing of names and addresses of such Cardholders at a purchase price equal to the fair market value of the Private Label Account and receivables related thereto, including, without limitation, all accrued and unpaid finance charges and fees due and owing by the Cardholder with respect to the Private Label Accounts. Such purchase must be completed upon the termination of the Agreement.

(b) Upon the expiration or termination of this Agreement by either party for any reason, Hanover shall have the option, upon 180 days prior written notice to

Bank (upon 60 days written notice to Bank after the occurrence of a Hanover Direct Termination Event or Bank Termination Event), to require that Bank sell to the replacement private label credit provider all unpaid and outstanding Co-Brand Accounts and the listing of names and addresses of such Cardholders at purchase price equal to the fair market value of the Co-Brand Account and receivables related thereto, including, without limitation, all accrued and unpaid finance charges and fees due and owing by the Cardholder with respect to the Co-Brand Accounts. Such purchase must be completed within 60 days after the termination of the Agreement.

(c) For purposes of this Section 9.7, the fair market value of an Account shall be the price that an unrelated third party is willing to pay for such Account.”

5.	No Other Modifications

          Except as otherwise modified herein, the Agreement shall remain in full force and effect. To the extent that any provision of the Agreement conflicts with any provision of this Amendment, the provision of this Amendment shall control.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Credit Card Program Agreement in manner and form sufficient to bind them as of the date first above written.

HANOVER DIRECT, INC. on behalf of itself and its Merchant Affiliates By: /s/ Wayne P. Garten Title: President and Chief Executive Officer Date: March 30, 2005	WORLD FINANCIAL NETWOR NATIONAL BANK By: /s/ Daniel T. Groomes Title: President Date: March 31, 2005